Exhibit 4.1
SCULPTOR DIVERSIFIED REAL ESTATE INCOME TRUST, INC.
Amended and Restated Share Repurchase Plan

Effective October 21, 2026
Definitions
Adviser - shall mean Sculptor Advisors LLC.

Class A shares - shall mean the shares of the Company’s common stock classified as Class A.

Class AA shares - shall mean the shares of the Company’s common stock classified as Class AA.

Class D shares - shall mean the shares of the Company’s common stock classified as Class D.

Class E shares - shall mean the shares of the Company’s common stock classified as Class E.

Class F shares - shall mean the shares of the Company’s common stock classified as Class F.

Class FF shares - shall mean the shares of the Company’s common stock classified as Class FF.

Class I shares - shall mean the shares of the Company’s common stock classified as Class I.

Class I-S shares - shall mean the shares of the Company’s common stock classified as Class I-S.

Class II shares - shall mean the shares of the Company’s common stock classified as Class II.

Class S shares - shall mean the shares of the Company’s common stock classified as Class S.

Class SII shares - shall mean the shares of the Company’s common stock classified as Class SII.

Company - shall mean Sculptor Diversified Real Estate Income Trust, Inc., a Maryland corporation.

NAV - shall mean the net asset value of the Company attributable to its Stockholders or the net asset value of a class of its shares, as the context requires, determined in accordance with the Company’s Net Asset Value Calculation and Valuation Guidelines as described in the Company’s confidential private placement memorandum.

Operating Partnership - shall mean Sculptor Diversified REIT Operating Partnership LP.

Operating Partnership units - shall mean limited partnership interests in the Operating Partnership.

Plan - shall mean this share repurchase plan of the Company.

Special Limited Partner - shall mean Sculptor Diversified REIT Special Limited Partner LP.

Stockholders - shall mean the holders of Class A, Class AA, Class D, Class E, Class F, Class FF, Class I, Class I-S, Class II, Class S, and Class SII.

Transaction Price - shall mean the repurchase price per share for each class of common stock, which shall be equal to the then-current offering price before applicable upfront selling commissions.

Share Repurchase Plan
Stockholders may request that the Company repurchase shares of its common stock through their financial advisor or directly with the Company’s transfer agent. The procedures relating to the repurchase of shares of the Company’s common stock are as follows:

•Certain broker-dealers require that their clients process repurchases through their broker-dealer, which may impact the time necessary to process such repurchase request, impose more restrictive deadlines than described under this Plan, impact the timing of a Stockholder receiving repurchase proceeds and require different paperwork or process than described in this Plan. Stockholders should contact their broker-dealer first if they want to request the repurchase of their shares.

•Under this Plan, to the extent the Company chooses to repurchase shares in any particular month the Company will only repurchase shares as of the opening of the last calendar day of that month (a “Repurchase Date”). For shares other than Class SII and Class II shares, a Stockholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. For Class SII and Class II shares, a Stockholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern time) at least 90 days prior to the applicable Repurchase Date (the “Notice Requirement”). Settlements of share repurchases will generally be made within three business days of the Repurchase Date. The Company will begin the share repurchase plan in the first month of the first full calendar quarter following the commencement of the Company’s offering. Repurchase requests received and processed by the Company’s transfer agent will be effected at a repurchase price equal to the Transaction Price on the applicable Repurchase Date (which will generally be equal to the Company’s prior month’s NAV per share), subject to any Early Repurchase Deduction (as defined below).

•A Stockholder may withdraw his or her repurchase request by notifying the transfer agent, directly or through the Stockholder’s financial intermediary, on the Company’s toll-free, automated telephone line, 844-700-1420. The line is open on each business day between the hours of 9:00 a.m. and 6:00 p.m. (Eastern time). Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the last business day of the applicable month.

•If a repurchase request is received after 4:00 p.m. (Eastern time) on the second to last business day of the applicable month, the repurchase request will be executed, if at all, on the next month’s Repurchase Date at the Transaction Price applicable to that month (subject to any Early Repurchase Deduction), unless such request is withdrawn prior to the repurchase. Repurchase requests received and processed by the Company’s transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.

•Repurchase requests may be made by mail or by contacting a financial intermediary, both subject to certain conditions described in this Plan. If making a repurchase request by contacting the Stockholder’s financial intermediary, the Stockholder’s financial intermediary may require the Stockholder to provide certain documentation or information. If making a repurchase request by mail to the transfer agent, the Stockholder must complete and sign a repurchase authorization form, which can be found at the end of this Plan and which can be obtained through a Stockholder’s financial representative. Written requests should be sent to the transfer agent at the following address:

Sculptor Diversified Real Estate Income Trust, Inc.
PO Box 219116
Kansas City, MO 64121-9116

Overnight Address:

Sculptor Diversified Real Estate Income Trust, Inc.
430 W 7th Street, Suite 219116
Kansas City, MO 64105-1407
Toll-free Number: 844-700-1420

Corporate investors and other non-individual entities must have an appropriate certification on file authorizing repurchases. A signature guarantee may be required.

•For processed repurchases, Stockholders may request that repurchase proceeds are to be paid by mailed check provided that the check is mailed to an address on file with the transfer agent for at least 30 days. Stockholders should check with their broker-dealer that such payment may be made via check or wire transfer, as further described below.

•Stockholders may also receive repurchase proceeds via wire transfer, provided that wiring instructions for their brokerage account or designated U.S. bank account are provided. For all repurchases paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the Stockholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).

•A medallion signature guarantee will be required in certain circumstances described below. A medallion signature guarantee may be obtained from a domestic bank or trust company, broker-dealer, clearing agency, savings association or other financial institution which participates in a medallion program recognized by the Securities Transfer Association. The three recognized medallion programs are the Securities Transfer Agents Medallion Program, the Stock Exchanges Medallion Program and the New York Stock Exchange, Inc. Medallion Signature Program. Signature guarantees from financial institutions that are not participating in any of these medallion programs will not be accepted. A notary public cannot provide signature guarantees. The Company reserves the right to amend, waive or discontinue this policy at any time and establish other criteria for verifying the authenticity of any repurchase or transaction request. The Company may require a medallion signature guarantee if, among other reasons: (1) the amount of the repurchase request is over $500,000; (2) a Stockholder wishes to have repurchase proceeds transferred by wire to an account other than the designated bank or brokerage account on file for at least 30 days or sent to an address other than such Stockholder’s address of record for the past 30 days; or (3) the Company’s transfer agent cannot confirm a Stockholder’s identity or suspects fraudulent activity.

•If a Stockholder has made multiple purchases of shares of the Company’s common stock, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Minimum Account Repurchases
In the event that any Stockholder fails to maintain the minimum balance of $500 of shares of the Company’s common stock, the Company may repurchase all of the shares held by that Stockholder at the repurchase price in effect on the date the Company determines that such Stockholder has failed to meet the minimum balance, less any Early Repurchase Deduction (defined below). Minimum account repurchases will apply even in the event that the failure to meet the minimum balance is caused solely by a decline in the Company’s NAV. Minimum account repurchases are subject to Early Repurchase Deduction.

Sources of Funds for Repurchases
The Company may fund repurchase requests from sources other than cash flow from operations, including, without limitation, the sale of or repayment of the Company’s assets, borrowings or offering proceeds, and the Company has no limits on the amounts it may pay from such sources.
Repurchase Limitations
The total amount of aggregate repurchases of shares of the Company’s common stock will be limited during each calendar month to 2% of the aggregate NAV of all classes as of the last calendar day of the previous quarter and in each calendar quarter will be limited to 5% of the aggregate NAV of all classes of shares as of the last calendar day of the previous calendar quarter; provided, however, that every month and quarter each class of the Company’s common stock will be allocated capacity within such aggregate limit to allow the Company with respect to a given class to either (a) repurchase shares equal to at least 2% of the aggregate NAV of such share class as of the last calendar day of the previous quarter, or, if more limiting, (b) repurchase shares over the course of a given quarter equal to at least 5% of the aggregate NAV of such share class as of the last calendar day of the previous quarter (collectively referred to herein as the “2% and 5% limits”).
In the event that the Company repurchases some but not all of the shares submitted for repurchase during any month, shares repurchased at the end of the month will be repurchased on a pro rata basis. Repurchases and pro rata treatment, if necessary, will first be applied within the class-specific allocated capacity and then applied on an aggregate basis to the extent there is remaining capacity. For purposes of calculating the 2% and 5% limits, the repurchase price will be deemed to be the price before any Early Repurchase Deduction. Certain non-U.S. investor access funds primarily created to hold shares of our common stock are expected to participate in this Plan on the same terms as other holders of common stock. All unsatisfied repurchase requests must be resubmitted after the start of the next month or quarter, or upon the recommencement of the share repurchase plan, as applicable.
If the Transaction Price for the applicable month is not made available by the tenth business day prior to the last business day of the month (or is changed after such date), then no repurchase requests will be accepted for such month and Stockholders who wish to have their shares repurchased the following month must resubmit their repurchase requests. Stockholders should contact their financial representative to obtain the current Transaction Price.
Should repurchase requests, in the Company’s judgment, place an undue burden on the Company’s liquidity, adversely affect the Company’s operations or risk having an adverse impact on the Company as a whole, or should the Company otherwise determine that investing its liquid assets in real properties or other investments rather than repurchasing the Company’s shares is in the best interests of the Company as a whole, the Company may choose to repurchase fewer shares in any particular month than have been requested to be repurchased, or none at all. Further, the Company’s board of directors may make exceptions to, modify, suspend or terminate this Plan if in its reasonable judgment it deems such action to be in the Company’s best interest and the best interest of the Company’s Stockholders. Material modifications, including any amendment to the 2% monthly or 5% quarterly limitations on repurchases, to and suspensions of the Plan will be promptly disclosed to Stockholders via their financial representatives. In addition, the Company may determine to suspend this Plan due to regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that it believes should be publicly disclosed before shares are repurchased. Once this Plan is suspended, the Company’s board of directors will consider at least quarterly whether the continued suspension of the Plan is in the Company’s best interests and the best interests of the Company’s Stockholders. The Company’s board of directors must affirmatively authorize the recommencement of the Plan if it is suspended before Stockholder requests will be considered again.
Shares held by the Adviser acquired as payment of the Adviser’s management fee will not be subject to this Plan, including with respect to any repurchase limits or the Early Repurchase Deduction, and will not be included in the calculation of the Company’s aggregate NAV for purposes of the 2% monthly or 5% quarterly limitations on repurchases.

Early Repurchase Deduction
Except as noted below with respect to Class SII and Class II shares, there is no minimum holding period for shares of the Company’s common stock, and Stockholders can request that the Company repurchase their shares at any time. However, subject to limited exceptions, shares that have not been outstanding for at least one year will be repurchased at 95% of the Transaction Price (an “Early Repurchase Deduction”) on the applicable Repurchase Date. The one-year holding period is measured as of the first calendar day immediately following the prospective Repurchase Date. Additionally, Stockholders who have received shares of the Company’s common stock in exchange for their Operating Partnership units may include the period of time such Stockholder held such Operating Partnership units for purposes of calculating the holding period for such shares of the Company’s common stock. This Early Repurchase Deduction will also generally apply to minimum account repurchases. The Early Repurchase Deduction will not apply to shares acquired through the Company’s distribution reinvestment plan.

The Company may, from time to time, waive the Early Repurchase Deduction in the following circumstances (subject to the conditions described below):

repurchases resulting from death, qualifying disability or divorce; or
•in the event that a Stockholder’s shares are repurchased because such Stockholder has failed to maintain the $500 minimum account balance; or
•due to trade or operational error.

As set forth above, the Company may waive the Early Repurchase Deduction in respect of repurchase of shares resulting from the death, qualifying disability (as such term is defined in Section 72(m)(7) of the Internal Revenue Code of 1986, as amended) or divorce of a Stockholder who is a natural person, including shares held by such Stockholder through a trust or an individual retirement account or other retirement or profit-sharing plan, after (i) in the case of death, receiving written notice from the estate of the Stockholder, the recipient of the shares through bequest or inheritance, or, in the case of a trust, the trustee of such trust, who shall have the sole ability to request repurchase on behalf of the trust, (ii) in the case of qualified disability, receiving written notice from such Stockholder, provided that the condition causing the qualifying disability was not pre-existing on the date that the Stockholder became a Stockholder or (iii) in the case of divorce, receiving written notice from the Stockholder of the divorce and the Stockholder’s instructions to effect a transfer of the shares (through the repurchase of the shares by the Company and the subsequent purchase by the Stockholder) to a different account held by the Stockholder (including trust or an individual retirement account or other retirement or profit-sharing plan). The Company must receive the written repurchase request within 12 months after the death of the Stockholder, the initial determination of the Stockholder’s disability or divorce in order for the requesting party to rely on any of the special treatment described above that may be afforded in the event of the death, disability or divorce of a Stockholder. In the case of death, such a written request must be accompanied by a certified copy of the official death certificate of the Stockholder. If spouses are joint registered holders of shares, the request to have the shares repurchased may be made if either of the registered holders dies or acquires a qualified disability. If the Stockholder is not a natural person, such as certain trusts or a partnership, corporation or other similar entity, the right to waiver of the Early Repurchase Deduction upon death, disability or divorce does not apply.

Class SII and Class II Shares
Holders of Class SII shares may submit their shares for repurchase pursuant to this Plan after holding such shares for a period of two years (the “Class SII Holding Period”). Holders of Class II shares may submit their shares for repurchase pursuant to this Plan after holding such shares for period of one year (the “Class II Holding Period,” and each, a “Holding Period”). The applicable Holding Period is measured from the date on which the Stockholder makes a capital contribution of cash to the Company and is issued shares through the prospective Repurchase Date. The Company, in its sole discretion, may determine to waive the Holding Period in certain limited circumstances, including due to death, disability, or divorce. If the Company chooses to waive the Holding Period, shares will be subject to the Early Repurchase Deduction, as discussed in the Company Memorandum.
Following the expiration of the Holding Period, holders of Class SII shares and Class II shares may submit all or a portion of their shares for repurchase, provided, that they also meet the Notice Requirement. Any shares issued pursuant to the Company’s distribution reinvestment plan will not be subject to the Holding Period, but will be subject to the Notice Requirement and the 2% monthly and 5% quarterly repurchase limitations described above.
Items of Note
•Stockholders will not receive interest on amounts represented by uncashed repurchase checks.
•Under applicable anti-money laundering regulations and other federal regulations, repurchase requests may be suspended, restricted or canceled and the proceeds may be withheld.

•All shares of the Company’s common stock requested to be repurchased must be beneficially owned by the Stockholder of record making the request or his or her estate, heir or beneficiary, or the party requesting the repurchase must be authorized to do so by the Stockholder of record of the shares or his or her estate, heir or beneficiary, and such shares of common stock must be fully transferable and not subject to any liens or encumbrances. In certain cases, the Company may ask the requesting party to provide evidence satisfactory to the Company that the shares requested for repurchase are not subject to any liens or encumbrances. If the Company determines that a lien exists against the shares, the Company will not be obligated to repurchase any shares subject to the lien.

IRS regulations require the Company to determine and disclose on Form 1099-B the adjusted cost basis for shares of the Company’s stock sold or repurchased. Although there are several available methods for determining the adjusted cost basis, unless a Stockholder elect otherwise, which such Stockholder may do by checking the appropriate box on the repurchase authorization form or calling the Company’s customer service number at 844-700-1420, the Company will utilize the first-in-first-out method.

Frequent Trading and Other Policies
In general, Stockholders may request that the Company repurchase their shares of the Company’s common stock once every 30 days. However, the Company prohibits frequent trading. The Company defines frequent trading as follows:
•any Stockholder who requests that the Company repurchase its shares of the Company’s common stock within 30 calendar days of the purchase of such shares;
•transactions deemed harmful or excessive by the Company (including, but not limited to, patterns of purchases and repurchases), in the Company’s sole discretion; and
•transactions initiated by financial advisors, among multiple Stockholder accounts, that in the aggregate are deemed harmful or excessive.
The following are excluded when determining whether transactions are excessive:
•purchases and requests for repurchase of the Company’s shares in the amount of $2,500 or less;
•purchases or repurchases initiated by the Company; and
•transactions subject to the trading policy of an intermediary that the Company deems materially similar to the Company’s policy.
At the Company’s discretion, upon the first violation of the policy in a calendar year, purchase and repurchase privileges may be suspended for 90 days. Upon a second violation in a calendar year, purchase and repurchase privileges may be suspended for 180 days. On the next business day following the end of the 90 or 180 day suspension, any transaction restrictions placed on a Stockholder may be removed.
Mail and Telephone Instructions
The Company and its transfer agent will not be responsible for the authenticity of mail or phone instructions or losses, if any, resulting from unauthorized Stockholder transactions if they reasonably believe that such instructions were genuine. The Company’s transfer agent has established reasonable procedures to confirm that instructions are genuine including requiring the Stockholder to provide certain specific identifying information on file and sending written confirmation to Stockholders of record. Stockholders, or their designated custodian or fiduciary, should carefully review such correspondence to ensure that the instructions were properly acted upon. If any discrepancies are noted, the Stockholder, or its agent, should contact his, her or its financial advisor as well as the Company’s transfer agent in a timely manner, but in no event more than 60 days from receipt of such correspondence. Failure to notify such entities in a timely manner will relieve the Company, its transfer agent and the financial advisor of any liability with respect to the discrepancy.

REPURCHASE AUTHORIZATION FOR Sculptor Diversified Real Estate Income Trust, Inc.

Use this form to request repurchase of your shares in Sculptor Diversified Real Estate Income Trust, Inc. Please complete all sections below.

1 REPURCHASE FROM THE FOLLOWING ACCOUNT

Name(s) on the Account Enter text here.

Account Number Enter text here.	Social Security Number/TIN Enter text here.

Financial Advisor Name Enter text here.	Financial Advisor Phone Number Enter text here.

2 REPURCHASE AMOUNT (Check one, required) ☐ All Shares ☐ Number of Shares________________ ☐ Dollar Amount $_________________	3 REPURCHASE TYPE (Check one, required) ☐ Normal ☐ Death ☐ Disability ☐ Divorce

Additional documentation is required if repurchasing due to Death, Disability or Divorce. Contact Investor Relations for detailed instructions at 844-700-1420.

4 PAYMENT INSTRUCTIONS (Select only one)

Indicate how you wish to receive your repurchase payment below. If an option is not selected, a check will be sent to your address of record. Repurchase proceeds for qualified accounts, including IRAs and other Custodial accounts, and certain Broker-controlled accounts as required by your Broker/Dealer of record, will automatically be issued to the Custodian or Broker/Dealer of record, as applicable. All Custodial held and Broker-controlled accounts must include the Custodian and/or Broker/Dealer signature.

☐ Cash/Check Mailed to Address of Record

☐ Cash/Check Mailed to Third Party/Custodian (Signature Guarantee required)

☐ I authorize Sculptor Diversified Real Estate Income Trust, Inc. or its agent to deposit my distribution into my checking or savings account.

Name / Entity Name / Financial Institution Enter text here.	Mailing Address Enter text here.

City Enter text here.	State Enter text here.	Zip Code Enter text here.	Account Number Enter text here.

☐ Cash/Direct Deposit Attach a pre-printed voided check. (Non-Custodian Investors Only)

I authorize Sculptor Diversified Real Estate Income Trust, Inc. or its agent to deposit my distribution into my checking or savings account. In the event that Sculptor Diversified Real Estate Income Trust, Inc. deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Financial Institution Name Enter text here.	Mailing Address Enter text here.	City Enter text here.	State Enter text here.

Your Bank’s ABA Routing Number Enter text here.	Your Bank Account Number Enter text here.

PLEASE ATTACH A PRE-PRINTED VOIDED CHECK

5 SHARE REPURCHASE PLAN CONSIDERATIONS (Select only one)

Our share repurchase plan contains limitations on the number of shares that can be repurchased under the plan during any month and quarter. In addition to these limitations, we cannot guarantee that we will have sufficient funds to accommodate all repurchase requests made in any applicable repurchase period and we may elect to repurchase fewer shares than have been requested in any particular month, or none at all. If the number of shares subject to repurchase requests exceeds the then applicable limitations, or if we otherwise do not make all requested repurchases, each shareholder’s request will be reduced on a pro rata basis. Repurchases and pro rata treatment, if necessary, will first be applied within the class-specific allocated capacity and then applied on an aggregate basis to the extent there is remaining capacity. For purposes of calculating the monthly and quarterly limits, the repurchase price will be deemed to be the price before any early repurchase deduction. If repurchase requests are reduced on a pro rata basis, you may elect (at the time of your repurchase request) to either withdraw your entire request for repurchase or have your request honored on a pro-rata basis. If you wish to have the remainder of your initial request repurchased, you must resubmit a new repurchase request for the remaining amount. Please select one of the following options below. If an option is not selected, your repurchase request will be processed on a pro-rata basis, if needed.

☐ Process my repurchase request on a pro-rata basis.

☐ Withdraw (do not process) my entire repurchase request if amount will be reduced on a pro-rata basis.

6 COST BASIS SELECTION (Select only one)

U.S. federal income tax information reporting rules generally apply to certain transactions in our shares. Where they apply, the “cost basis” calculated for the shares involved will be reported to the Internal Revenue Service (“IRS”) and to you. Generally these rules apply to our shares, including those purchased through our distribution reinvestment plan. You should consult your own tax advisor regarding the consequences of these new rules and your cost basis reporting options.

Indicate below the cost basis method you would like us to apply.

IMPORTANT: If an option is not selected, your cost basis will be calculated using the FIFO method.

☐ FIFO (First - In / First Out)

☐ LIFO (Last - In / First Out) Consult your tax advisor to determine whether this method is available to you.

☐ Specific Lots

If you have selected “Specific Lots,” please identify the lots below:

Date of Purchase: Enter text here.	Amount of Purchase: Enter text here.

Date of Purchase: Enter text here.	Amount of Purchase: Enter text here.

Date of Purchase: Enter text here.	Amount of Purchase: Enter text here.
7 AUTHORIZATION AND SIGNATURE

IMPORTANT: Signature Guarantee may be required if any of the following applies:

●	Amount to be repurchased is $500,000 or more.

●	The repurchase is to be sent to an address other than the address we have had on record for the past 30 days.

●	The repurchase is to be sent to an address other than the address on record.

●	If name has changed from the name in the account registration, we must have a one-and-the-same name signature guarantee. A one-and-the-same signature guarantee must state “<Previous Name> is one-and-the-same as <New Name>” and you must sign your old and new name.

●	The repurchase proceeds are deposited directly according to banking instructions provided on this form. (Non-Custodial Investors Only)

Investor Name (Please Print) Signature Date

Co-Investor Name (Please Print) Signature Date

Signature Guarantee (Affix Medallion or Signature Guarantee Stamp Below)	Custodian and/or Broker/Dealer Authorization (if applicable)
Signature of Authorized Person

*	Please refer to our share repurchase plan, which can be obtained by contacting your financial representative. The repurchase price will be available to your financial representative. There are various limitations on your ability to request that we repurchase your shares, including, subject to certain exceptions, an early repurchase deduction if your shares have been outstanding for less than one year. The total amount of aggregate repurchases of shares of our common stock will be limited during each calendar month to 2% of the aggregate NAV of all classes as of the last calendar day of the previous quarter and in each calendar quarter will be limited to 5% of the aggregate NAV of all classes of shares as of the last calendar day of the previous calendar quarter; provided, however, that every month and quarter each class of our common stock will be allocated capacity within such aggregate limit to allow the Company with respect to a given class to either (a) repurchase shares equal to at least 2% of the aggregate NAV of such share class as of the last calendar day of the previous quarter, or, if more limiting, (b) repurchase shares over the course of a given quarter equal to at least 5% of the aggregate NAV of such share class as of the last calendar day of the previous quarter. Our board of directors may determine to make exceptions to, modify, suspend or terminate our share repurchase plan if in its reasonable judgment it deems such action to be in our best interest and the best interest of our Stockholders. Material modifications, including any amendment to the 2% monthly or 5% quarterly limitations on repurchases, to and suspensions of the share repurchase plan will be promptly disclosed to Stockholders via their financial representatives. Repurchase of shares, when requested, will generally be made monthly; provided however, that the board of directors may determine from time to time to adjust the timing of repurchases. Except for Class SII and Class II shares, all requests for repurchases must be received in good order by 4:00 p.m. (Eastern time) on the second to last business day of the applicable month. Requests for repurchase of Class SII and Class II shares must satisfy the Notice Requirement described in the Share Repurchase Plan and must be received in good order by 4:00 p.m. (Eastern time) at least 90 days prior to the applicable Repurchase Date. A Stockholder may withdraw his or her repurchase request by notifying the transfer agent, directly or through the Stockholder’s financial intermediary, on our toll-free, automated telephone line, 844-700-1420. Repurchase requests must be cancelled before 4:00 p.m. (Eastern time) on the last business day of the applicable month. We cannot guarantee that we will have sufficient available funds or that we will otherwise be able to accommodate any or all requests made in any applicable repurchase period. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.

Mail to: Sculptor Diversified Real Estate Income Trust, Inc. ■ PO Box 219116, Kansas City, MO 64121-9116

Overnight Delivery: Sculptor Diversified Real Estate Income Trust, Inc. ■ 430 W 7th Street, Suite 219116

Kansas City, MO 64105-1407

Investor Relations: 844-700-1420

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